NORTH CAROLINA
Department of the Secretary of State

To all whom these presents shall come, Greetings:

I, Elaine F. Marshall, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

LEVEL BEAUTY GROUP, INC.

the original of which was filed in this office on the 22nd day of April, 2015.

Scan to verify online.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 24th day of April, 2015.

Elaine F. Marshall

Secretary of State

SOSID: 1433573
Date Filed: 4/22/2015 2:02:00 PM
Elaine F. Marshall
North Carolina Secretary of State

C2015 112 00408

State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
BUSINESS CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1. The name of the corporation is: Level Beauty Group, Inc.

2. The text of each amendment adopted is as follows (*State below or attach*):

   Article 2 shall be deleted and the following shall be inserted in lieu thereof:

"2. The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be fifty million (50,000,000) shares of Common Stock, par value $.001 per share and fifty million (50,000,000) shares of Preferred Stock, par value $.001 per share.

Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes or series of Preferred Stock as adopted by the Board of Directors.

The Corporation shall be authorized and empowered to issue shares of one class or series of the Corporation's Capital Stock as dividends on shares of a different class or series of its Capital Stock."

3. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

4. The date of adoption of each amendment was as follows: April 20, 2015

5. (Check either a, b, c, or d, whichever is applicable)

   a._____The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.
   b._____The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.
   c._____The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (*set forth a brief explanation of why shareholder action was not required.*)

   d. XX The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

ARTICLES OF AMENDMENT
Page 2

6. These articles will be effective upon filing, unless a delayed time and date is specified:

This the 20th day of April, 2015

Beauty and Pinups, Inc.

Signature

Kenneth Kahn, Chief Executive Officer and Secretary